Industry Canada | Industrie Canada

Certificate of Amendment

Canada Business Corporations Act

Certificat de modification

Loi canadienne sur les sociétés par actions

CARDIOME PHARMA CORP.

Name of corporation-Dénomination de la société

402208-4

Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended:

a) under section 13 of the *Canada Business Corporations Act* in accordance with the attached notice;

b) under section 27 of the *Canada Business Corporations Act* as set out in the attached articles of amendment designating a series of shares;

c) under section 179 of the *Canada Business Corporations Act* as set out in the attached articles of amendment;

d) under section 191 of the *Canada Business Corporations Act* as set out in the attached articles of reorganization;

Je certifie que les statuts de la société susmentionnée ont été modifiés:

☐ a) en vertu de l'article 13 de la *Loi canadienne sur les sociétés par actions*, conformément à l'avis ci-joint;

☐ b) en vertu de l'article 27 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes désignant une série d'actions;

☑ c) en vertu de l'article 179 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes;

☐ d) en vertu de l'article 191 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses de réorganisation ci-jointes;

Director - Directeur

May 14, 2003 / le 14 mai 2003

Date of Amendment - Date de modification

Canada

FORM 4
ARTICLES OF AMENDMENT
(SECTION 27 OR 177)

FORMULE 4
CLAUSES MODIFICATRICES
(ARTICLES 27 OU 177)

1 -- Name of the Corporation - Dénomination de la société	2 -- Corporation No. - N° de la société
Cardiome Pharma Corp.	402208-4

3 -- The articles of the above-named corporation are amended as follows: | Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante :

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1. the Articles of Continuance of the Company be amended to create an unlimited number of Preferred shares without par value;

2. to effect the foregoing amendment, the Articles of Continuance of the Company be amended by deleting section 3 thereof and in its place substituting the following:

"3. The Corporation is authorized to issue:

(a) an unlimited number of Common shares without par value; and

(b) an unlimited number of Preferred shares without par value.

The Common shares and the Preferred shares shall have the rights, privileges, restrictions and conditions attached hereto."

Date	Signature	4 – Capacity of – En qualité de
May 12, 2003		Secretary
For Departmental Use Only À l'usage du ministère seulement Filed Déposée MAY 16 2003	Printed Name – Nom en letters moulées	

IC 3609 (2001/11)

Canada

TT\41731.ALF

Schedule "A"

Rights and Restrictions Attaching to Preferred Shares and Common Shares

1. PROVISIONS ATTACHING TO THE PREFERRED SHARES

The Preferred shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1.1 Directors' Authority to Issue in One or More Series

The board of directors of the Corporation may issue the Preferred shares at any time and from time to time in one or more series. Before the first shares of a particular series are issued, the board of directors of the Corporation shall fix the number of shares in such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to be attached to the shares of such series including, without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time and place of payment of dividends, whether cumulative or non-cumulative or partially cumulative and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights attached thereto (if any), the voting rights attached thereto (if any), and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of the first shares of a series, the board of directors of the Corporation shall send to the Director (as defined in the *Canada Business Corporations Act*) articles of amendment containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the board of directors of the Corporation.

1.2 Ranking of Preferred Shares

The Preferred shares of any series may be given such preferences, not inconsistent with sections 1.1 to 1.3 hereof, over the Common shares and over any other shares ranking junior to the Preferred shares as may be determined in the case of such series of Preferred shares. No rights, privileges, restrictions or conditions attached to a series of Preferred shares shall confer upon a series a priority in respect of dividends or return of capital over any other series of Preferred shares then outstanding. If any cumulative dividends or amounts payable on a return of capital in respect of a series of Preferred shares are not paid in full, the Preferred shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the Preferred shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

1.3 Voting Rights

Except as hereinafter referred to or as otherwise required by law or in accordance with any voting rights which may from time to time be attached to any series of Preferred shares, the holders of the Preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

2. PROVISIONS ATTACHING TO THE COMMON SHARES

The Common shares of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

2.1 Dividends

Subject to the prior rights (if any) of the holders of the Preferred shares and any other shares ranking senior to the Common shares with respect to priority in the payment of dividends, the holders of Common shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of monies properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Corporation may from time to time determine and all dividends which the board of directors of the Corporation may declare on the Common shares shall be declared and paid in equal amounts per share on all Common shares at the time outstanding.

2.2 Dissolution

In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights (if any) of the holders of the Preferred shares and any other shares ranking senior to the Common shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the Common shares shall be entitled to receive the remaining property and assets of the Corporation.

2.3 Voting Rights

The holders of the Common shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Common share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.